Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166938

AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST COLLECTIVE TRUST

Prospectus Supplement dated November 17, 2010

to Prospectus dated July 1, 2010

INTRODUCTION

This is a Supplement to the prospectus dated July 1, 2010 (the “Prospectus”) for units of beneficial interest in the American Bar Association Members/Northern Trust Collective Trust (the “Collective Trust”). This Supplement describes certain changes with regard to the Stable Asset Return Fund, including replacement of the Investment Advisor and certain Benefit Responsive Providers to the Fund, changes to the “liquidity buffer” of the Fund, changes to the fees paid and expenses incurred in connection therewith and a change to restrictions on transfers from the Fund.

Generally, terms not defined in this Supplement that are defined in the Prospectus have the same meanings given to such terms in the Prospectus. This Supplement should be read together with the Prospectus which either accompanies this Supplement or previously has been sent to you. Upon written or oral request, the ABA Retirement Funds Program (the “Program”) will provide you with a copy of the Prospectus without charge. You can request the Prospectus by writing to ABA Retirement Funds Program, Post Office Box 5142, Boston, Massachusetts 02206-5142 or by calling (800) 348-2272; or from the web site of the Program at http://www.abaretirement.com/docs/sites/1/ABA_Program_Prospectus.pdf.

CHANGES TO THE STABLE ASSET RETURN FUND

As described in the Prospectus, Northern Trust Investments, N.A. (“Northern Trust Investments”) retains the services of various Investment Advisors to assist it in the exercise of its investment responsibility with respect to the Funds or various portions thereof maintained under the Collective Trust as investment options under the Program. Northern Trust Investments exercises discretion with respect to the selection and retention of the Investment Advisors and may remove an Investment Advisor at any time. Effective on or about December 8, 2010, Northern Trust Investments expects to terminate its Investment Management Agreement with State Street Global Advisors (a division of State Street Bank and Trust Company (“State Street Bank”)), pursuant to which State Street Bank provides investment advisory services with respect to the Stable Asset Return Fund. Further, in connection with the restructuring of the Fund, Northern Trust Investments has determined to replace, effective on or about December 8, 2010, certain Benefit Responsive Providers and to reduce the portion of the Fund invested in Short-Term Investment Products, resulting in an increase in the Fund’s duration.

The disclosure below is intended to replace the disclosure beginning on page 46 of the Prospectus under the caption “Stable Asset Return Fund.”

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STABLE ASSET RETURN FUND

Investment Objective. The investment objective of the Stable Asset Return Fund is to provide current income consistent with the preservation of principal and liquidity. There can be no assurance that the Stable Asset Return Fund will achieve its investment objective.

Strategy. The Stable Asset Return Fund invests in investment contracts, including Traditional Investment Contracts and Synthetic GICs with associated underlying assets, and high-quality, short-term fixed-income instruments, which we refer to as Short Term Investment Products. Such investments may be made directly by the Fund or indirectly through its investment in other collective investment funds maintained by one or more banks, including Northern Trust Investments.

As discussed above, the Fund may invest in Traditional Investment Contracts issued by insurance companies, banks and certain other financial institutions. Traditional Investment Contracts are investment contracts pursuant to which the issuer agrees to pay stated interest over its term and repay principal at the end of its term. All such Traditional Investment Contracts must be benefit responsive, meaning that they are responsive to qualifying withdrawal, transfer and benefit payment requests, which we refer to as Benefit Responsive Withdrawals, at book value and will satisfy any other conditions as may be required so that each such contract can be accounted for and valued at book value, i.e., cost plus accrued interest, under GAAP. The Fund also may invest in Synthetic GICs issued by banks, insurance companies or other financial institutions. A Synthetic GIC is an arrangement comprised of (i) an investment in one or more underlying securities and (ii) a separate contract, which we refer to as a Benefit Responsive Contract, issued for a fee, typically asset-based, by a bank, insurance company or other financial institution, that allows the Fund to account for and value the underlying assets subject to such Benefit Responsive Contract at book value and permits such underlying assets to be credited each with interest at a rate agreed to with the issuer of the Benefit Responsive Contract (which rate is adjusted periodically, but not below zero, to reflect the difference between book value and fair market of the underlying securities of the Synthetic GIC) for purposes of permitting the contract to be accounted for and valued at book value under GAAP. The underlying securities of Synthetic GIC arrangements generally consist of high quality, fixed-income debt instruments held directly or indirectly through collective investment funds.

The Benefit Responsive Contracts expected to be held by the Fund require that a “liquidity buffer” be maintained to fund participant withdrawal, transfer and benefit payment requests prior to liquidating any less liquid or longer dated fixed-income investments that might need to be sold at prices other than their values in order to satisfy Benefit Responsive Withdrawals. The NTGI Collective Government Short-Term Investment Fund, or a comparable third-party collective fund, is expected to be utilized to provide the necessary “liquidity buffer” for the Fund. The Benefit Responsive Contracts do not guarantee the performance of the underlying securities or collective investment funds in which the Fund invests and do not protect against defaults of the issuers of the securities held by the Fund, directly and through collective investment funds. Rather, the Benefit Responsive Contracts are designed to reimburse the Fund, to the extent necessary and subject to various limitations and conditions, if the Fund has insufficient assets to pay qualifying Benefit Responsive Withdrawals from the Fund, such as might result from losses on the sale of the underlying securities held by the Fund that are not offset, over time, by a reduced crediting rate or by gains from the sales of other securities. Traditional Investment Contracts also include comparable benefit responsive provisions.

As of September 30, 2010, the Stable Asset Return Fund’s assets were indirectly invested in approximately the following proportions: 35% invested in Short-Term Investment Products (which is used as a liquidity buffer) and 65% invested in fixed-income securities held directly or indirectly through collective investment funds as part of Synthetic GIC arrangements. As of September 30, 2010, duration of the Fund was 1.4 years. Duration is a measure of the expected life of a fixed-income security based on a present value of all the payments of the security. The duration of the Fund cannot exceed 3.5 years.

Effective on or about December 8, 2010, Northern Trust Investments expects to terminate the investment advisory services of State Street Bank and restructure the Fund based on the recommendations of newly-retained Investment Advisors, as further described under the heading “—Investment Advisors.”

In connection with the restructuring of the Fund, effective on or about December 8, 2010, it is expected that the Fund’s Benefit Responsive Contracts will be replaced and the Immunization Process described in the Prospectus dated July 1, 2010 is expected to be terminated.

As part of this restructuring, certain assets of the Fund currently invested in the liquidity buffer are expected to be re-allocated to other components of the Fund that currently produce a higher yield. It is expected that, commencing on or about December 8, 2010, the Fund’s investment allocation will be changed such that the Fund’s assets will be invested in approximately the following proportions: 10% to 15% invested in the NTGI Collective Government Short-Term Investment Fund, or a comparable third-party collective fund (which is used as a liquidity buffer), and 85% to 90% invested in Benefit Responsive Contracts. Further, it is expected that the duration of the Fund will increase from 1.4 years to approximately 2.5 years.

Investment Guidelines and Restrictions. U.S. Government Obligations. The Fund may invest in a variety of U.S. Government Obligations, including bills and notes issued by the U.S. Department of the Treasury and securities issued by agencies of the U.S. government, such as the Farmers Home Administration, the Export-Import Bank of the United States, the Small Business Administration, the Government National Mortgage Association, the General Services Administration and the Maritime Administration.

Repurchase Agreements. The Fund may enter into repurchase agreements with a variety of banks and broker-dealers. In a repurchase agreement transaction, the Fund acquires securities (usually U.S. Government Obligations) for cash and obtains a simultaneous commitment from the seller to repurchase the securities at an agreed upon price and date. The resale price is in excess of the acquisition price and reflects an agreed upon market rate of interest unrelated to the stated rate of interest on the purchased security. The difference between the sale and the repurchase price is, in effect, interest for the period of the agreement. In such transactions, the securities purchased by the Stable Asset Return Fund will, at the time of purchase, have a total value at least equal to the amount of the repurchase price and will be held by the Fund until repurchased.

Instruments Issued by Foreign Entities. The Fund may invest in U.S. dollar-denominated instruments issued by foreign banks and foreign branches of U.S. banks. See “Stable Asset Return Fund—Risk Factors” below. The Fund also may invest in U.S. dollar-denominated instruments issued by foreign governments, their political subdivisions, governmental authorities, agencies and instrumentalities and supranational organizations. A supranational organization is an entity designated or supported by the national government of one or more countries to promote economic reconstruction or development. Examples of supranational organizations include, among others, the European Investment Bank, the International Bank for Reconstruction and Development (World Bank) and the Nordic Investment Bank.

“When-Issued” Securities. The Fund may commit to purchasing securities on a “when-issued” basis, such that payment for and delivery of a security will occur after the date that the Fund commits to purchase the security. The payment obligation and the interest rate on the security are each fixed at the time of the purchase commitment. Prior to payment and delivery, however, the Fund will not receive interest on the security and will be subject to the risk of a loss if the value of the when-issued security is less than the purchase price at the time of delivery.

Asset-Backed Securities. The Fund is permitted to invest in asset-backed securities (including collateralized mortgage obligations, which we refer to as CMOs, and other derivative mortgage- backed securities), subject to the rating and quality requirements specified for the Fund. Asset-backed securities are issued by trusts and special purpose entities that securitize various types of assets, such as automobile and credit card receivables.

Credit Quality. Except with respect to U.S. Government Obligations, the Fund may invest in a Short-Term Investment Product only if at the time of purchase, the instrument is (i) rated in one of the two highest rating categories applicable to corporate bonds (including the subcategories such as AA and AA within such rating categories) by at least two nationally recognized statistical rating organizations, at least one of which must be Standard & Poor’s Corp., which we refer to as S&P, or Moody’s Investors Service, Inc., which we refer to as Moody’s, (ii) rated in the highest rating category applicable to commercial paper by at least two nationally recognized statistical rating organizations, at least one of which must be S&P or Moody’s, or (iii) if unrated, issued or guaranteed by an issuer that has other comparable outstanding instruments that are so rated or is itself rated in one of the two highest rating categories (including the subcategories such as AA and AA within such rating categories) by at least two nationally recognized statistical rating organizations, at least one of which must be S&P or Moody’s. For purposes of this restriction, an investment in a repurchase agreement will be considered to be an investment in the securities that are the subject of the repurchase agreement.

The Fund may not invest in any Traditional Investment Contract unless, at the time of purchase, the Traditional Investment Contract or the issuer of the Traditional Investment Contract is rated in one of the two highest rating categories (including the sub-categories within such categories) by at least two nationally recognized statistical rating organizations, at least one of which must be S&P or Moody’s. With respect to Synthetic GIC arrangements, however, the credit quality is dependent upon the credit quality of the underlying securities, each of which must meet the same credit quality standards as described above, at the time of purchase. Notwithstanding the foregoing, the minimum credit quality of each Benefit Responsive Provider must be rated A3/A- by at least one nationally recognized statistical rating organization at the time of initial placement. The average quality of the Fund’s Benefit Responsive contracts is expected to maintained at a rating of at least A3/A-.

Diversification. Except for Traditional Investment Contracts and U.S. Government Obligations, the Fund may not invest more than 5% of its assets in securities of a single issuer, determined at the time of purchase. For purposes of this 5% limitation, investments in collective investment funds are considered to be investments in the underlying securities held by such collective investment funds, and investments in repurchase agreements are considered to be investments in the securities that are the subject of such repurchase agreements. Other than Traditional Investment Contracts, the Fund may not invest more than 10% of its net assets in illiquid securities, including repurchase agreements with maturities of greater than seven days or portfolio securities that are not readily marketable or redeemable, determined at the time of purchase. The proportion of the assets of the Fund invested in Traditional Investment Contracts of any one insurance company, bank or financial institution generally may not be greater than 15% of the aggregate value of Traditional Investment Contracts included in the Fund’s portfolio, and in no event greater than 20%, in each case determined at the time of purchase. These requirements do not apply to the issuers of the Benefit Responsive Contracts in connection with Synthetic GIC arrangements.

For temporary defensive purposes or by reason of the unavailability of sufficient Benefit Responsive Providers, the Fund may invest without limitation in U.S. Government Obligations, short-term commercial paper and other short-term instruments. The Fund would invoke this right only in extraordinary circumstances, such as war, the closing of equity markets, an extreme financial calamity, or the threat of any such event. If the Fund invokes this right, the Fund may be less likely to achieve its investment objective. To the extent the Fund is invested in U.S. Government Obligations, short-term commercial paper and other short-term instruments, the Fund is also subject to the risks associated with such investments, as more fully described under “Stable Asset Return Fund—Risk Factors.”

Risk Factors. U.S. Government Obligations. Not all U.S. Government Obligations are backed by the full faith and credit of the United States. For example, securities issued by the Federal Farm Credit

Bank or by the Federal National Mortgage Association are supported by the agency’s right to borrow money from the U.S. Department of the Treasury under certain circumstances, and securities issued by the Federal Home Loan Banks are supported only by the credit of the issuing agency. There is no guarantee that the U.S. government will support these securities, and, therefore, they involve more risk than U.S. Government Obligations that are supported by the full faith and credit of the United States.

Foreign Investments. Foreign banks may not be required to maintain the same financial reserves or capital that are required of U.S. banks. Restrictions on loans to single borrowers, prohibitions on certain self-dealing transactions and other regulations designed to protect the safety and solvency of U.S. banks may not be applicable to foreign banks. Furthermore, investments in foreign banks may involve additional risks similar to those associated with investments in foreign securities described in the following paragraph. Foreign branches of U.S. banks generally are subject to U.S. banking laws, but obligations issued by a branch, which sometimes are payable only by the branch, may be subject to country risks relating to actions by foreign governments that may restrict or even shut down the operations of some or all the country’s banks.

Investments in foreign securities may involve risks in addition to the risks associated with domestic securities generally. These include risks relating to political or economic conditions in foreign countries, potentially less stringent investor protection, disclosure standards and settlement procedures of foreign markets, potentially less liquidity in foreign markets, potential applicability of withholding or other taxes imposed by these countries, and currency exchange fluctuations. These factors could make foreign investments more volatile.

“When-Issued” Securities. The payment obligation and the interest rate on a “when-issued” security are each fixed at the time of the purchase commitment. Prior to payment and delivery, however, the Stable Asset Return Fund will not receive interest on the security, and will be subject to the risk of a loss if the value of the when-issued security is less than the purchase price at the time of delivery.

Asset-Backed Securities. Asset-backed securities may involve credit risks resulting primarily from the fact that asset-backed securities are issued by trusts or special purpose entities with no other assets and usually do not have the benefit of a complete security interest in the securitized assets. For example, credit card receivables generally are unsecured, and the debtors are entitled to the protection of a number of state and Federal consumer credit laws, some of which may reduce the investor’s ability to obtain full payment. CMO residuals and other mortgage- related securities may be structured in classes with rights to receive varying proportions of principal and interest. The yield to maturity on an interest only class is extremely sensitive to the rate at which principal payments (including prepayments) are made on the related underlying mortgage assets, and a rapid rate of principal payments may have a material adverse effect on the Fund’s yield to maturity from these securities.

Risk of Reliance on Industry Research. The Fund is dependent to a significant extent on information and data obtained from a wide variety of sources, such as financial publications that monitor markets and investments, industry research materials, ratings issued by one or more nationally recognized credit rating agencies to assess the credit quality of securities in which it proposes to invest and other materials prepared by others. There may be limitations on the quality of such information, data, publications, research and ratings, and the Fund’s Investment Advisors generally do not independently verify any of the same. For instance, the credit ratings of certain asset-backed securities such as sub-prime CMOs and securities backed by bond insurance that previously received relatively high credit ratings were, in connection with the credit markets turbulence that began in 2007, subsequently significantly downgraded as the investment community came to realize that there were previously unanticipated risks associated with such securities. There is a risk of loss associated with securities even if initially perceived by the investment community as of relatively low risk, such as in the case of collateralized debt obligations and other structured-finance investments that often are highly complex.

Credit Risk. Each Short-Term Investment Product purchased by the Fund will be subject to the risks of default by the issuer and the non-payment of interest or principal that are usually associated with unsecured borrowings.

Traditional Investment Contracts. Although the Fund may not invest in any Traditional Investment Contract unless certain rating standards are satisfied at the time that the Traditional Investment Contract is issued, the financial condition of an issuer may change prior to a contract’s maturity. The Fund generally cannot dispose of a Traditional Investment Contract prior to its maturity in the event of the deterioration of the financial condition of the issuer. In addition, to the extent that a higher percentage of assets of the Stable Asset Return Fund are committed to Traditional Investment Contracts of a single issuer, the Fund will be subject to a greater risk that the deterioration of the financial condition or a default by that issuer will have a material adverse effect on the Fund.

Benefit Responsive Contracts. In order for the Fund, as currently configured, to use book value accounting and not utilize fair market valuations of its assets, it must be able to secure sufficient Benefit Responsive Contracts from insurance companies, banks or other financial institutions, which we refer to as Benefit Responsive Providers, in connection with Synthetic GIC arrangements. Under the terms of the Benefit Responsive Contracts, a material deterioration in the credit quality of securities underlying a Synthetic GIC arrangement or a specified credit downgrade of such securities may result in such securities no longer being covered by the Benefit Responsive Contracts, and thus require that such securities be reported at market value rather than book value.

Further, effective on or about May 1, 2011, the issuers of Benefit Responsive Contracts no longer permit direct transfers from the Fund to Self-Managed Brokerage Accounts.

Liquidity. In the unlikely event that the amount of marketable assets held by the Fund and the Benefit Responsive Withdrawal feature of the investment contracts held by the Fund is insufficient to satisfy all withdrawal and transfer requests immediately, the Fund may limit or suspend withdrawals and transfers. For more information on these restrictions, see “Transfers Among Investment Options and Withdrawals—Frequent Trading; Restrictions on Transfers.”

Valuation of Assets. The methods used to value assets of the Fund described below under “Stable Asset Return Fund—Risk Factors—Valuation of Units” provide certainty in valuation but can result in the overvaluation or undervaluation of a particular security or investment contract when compared to its market value, and the longer the maturity of a particular security or investment contract, the greater the exposure to the risk of such overvaluation or undervaluation. Also, the yield of the Fund will differ from market interest rates, and its yield will tend to change more slowly than market interest rates. If a holder of Units in the Fund were to receive a distribution from, or make a transfer out of, the Fund at a time when the market value of its assets was less than the book value used to compute its Unit value, the holder would be overpaid (based on market price) and the market value of the Units in the Fund held by its remaining holders would be diluted. Conversely, if a holder were to receive a distribution from, or make a transfer out of, the Fund at a time when its market value was more than the book value used to compute its Unit value, the holder would be underpaid (based on market price) and the value of interests in the Fund of its remaining holders would be increased. Along the same lines, if a purchaser were to acquire Units in the Fund at a time when the market value of its assets was less than (more than) the book value used to compute its Unit value, the purchaser would overpay (underpay) (based on market price) and the market value of the Units in the Fund held by the remaining holders of Units in the Fund would be enhanced (diluted). Such differences will occur to the extent market interest rates differ from the interest rates on the securities and investment contracts held by the Fund. Also, if the financial condition of an issuer of an investment contract (whether traditional or synthetic) were to seriously deteriorate, the contract might no longer qualify for contract (or book) value accounting. Northern Trust Investments monitors the market value of the investment contracts, investment securities subject to Synthetic GIC arrangements and Short-Term Investment Products held by the Fund. If Northern Trust Investments were to determine that the per Unit net asset value of the Fund has deviated from the net asset value determined by using available market quotations or market equivalents (market value) for investment contracts, investment securities subject to Synthetic GIC arrangements and Short-Term Investment Products to a large enough extent that it might result in a material dilution or other unfair result to holders of Units, Northern Trust Investments might adjust the per Unit net asset value of the Fund or take other action that it deems appropriate to eliminate or reduce, to the extent reasonably practicable, the dilution or other unfair result.

Valuation of Units. Unlike the other Funds, assets of the Fund are not valued at fair market value. The values of Short-Term Investment Products held by the Fund are determined according to “Amortized Cost Pricing.” Under Amortized Cost Pricing, when an instrument is acquired by the Fund, it is valued at its cost, and thereafter that value is increased or decreased by amortizing any discount or premium on a constant basis over the instrument’s remaining maturity. Traditional Investment Contracts and Synthetic GICs held by the Fund are benefit responsive (that is, responsive to withdrawal, transfer and benefit payment requests) and, hence, under generally accepted accounting principles applicable to Benefit Responsive Contracts, are valued at their contract values (book values), i.e., principal plus accrued interest at the stated crediting rate. Any fluctuations in the market value of the assets covered by Benefit Responsive Contracts are not taken into account in determining the Fund’s Unit value. The Fund’s Unit value is increased each Business Day by the amount of net income accrued for that day at the stated crediting rate, and such accrued income is reinvested in the Fund. In accordance with accounting rules applicable to the methods used by the Fund to value its assets, no additional assets of defined benefit plans may be contributed or transferred to the Fund. However, any assets of defined benefit plans invested in the Fund prior to January 15, 2006 may remain so invested, including any earnings thereon.

Performance Information. The Stable Asset Return Fund may, from time to time, report its performance in terms of its yield and effective yield. The Fund’s yield is determined based upon historical earnings and is not intended to indicate future performance. The yield of the Fund refers to the income return for a day multiplied by the number of days in a year to show the one day return on an annualized basis. The effective yield is calculated similarly but, when annualized, the income earned by an investment in the Fund is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

Investment Advisors. Northern Trust Investments expects to retain the following organizations to act as Investment Advisors to the Fund effective on or about December 8, 2010.

Galliard Capital Management, which we refer to as Galliard. Galliard is located at 800 LaSalle Avenue, Minneapolis, Minnesota 55402. Galliard is a wholly owned subsidiary of Wells Fargo & Company. As of September 30, 2010, Galliard had assets under management of approximately $60 billion. Galliard will provide advice with respect to a portion of the Fund as determined, from time to time, by Northern Trust Investments. Galliard also will make recommendations regarding the retention of Investment Advisors for the portion of the Fund that it does not manage. Based on such recommendations Northern Trust Investments expects to retain the following additional Investment Advisor:

Jennison Associates LLC, which we refer to as Jennison. Jennison is located at 466 Lexington Avenue, New York, New York 10017 and was founded in 1969. Jennison is an indirect wholly-owned subsidiary of Prudential Financial, Inc., a full-scale global financial services organization located at 751 Broad Street, Newark, New Jersey 07012. As of September 30, 2010 Jennison had approximately $110 billion in assets under management.

In addition, it is expected that, based on Galliard’s advice, the Fund will invest a portion of its assets in a Met Life Insurance Separate Account for which Pacific Investment Management Company, LLC, which we refer to as PIMCO, acts as investment advisor. PIMCO, a Delaware limited liability company, is a majority-owned subsidiary of Allianz Global Investors, L.P., which we refer to as AllianzGI LP. Allianz AG, which we refer to as Allianz, is the indirect majority owner of AllianzGI LP. Allianz is a European-based, multinational insurance and financial services holding company. PIMCO holds an indirect minority interest in AllianzGI LP. PIMCO’s principal place of business is 840 Newport Center Drive, Suite 100, Newport Beach, California 92660. As of September 30, 2010, PIMCO has approximately $1.2 trillion in assets under management.

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CHANGES TO RESTRICTIONS ON TRANSFERS

Effective on or about May 1, 2011, in order to comply with the terms of the Benefit Responsive Contracts, direct transfers from the Stable Asset Return Fund to Self-Managed Brokerage Accounts no longer will be permitted.

The disclosure below is intended to replace the disclosure beginning on page 127 of the Prospectus under the caption “Transfers Among Investment Options and Withdrawals—Frequent Trading; Restrictions on Transfers.”

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Frequent Trading; Restrictions on Transfers. Short-term or other excessive trading into and out of a Fund may harm its performance by disrupting portfolio management strategies and by increasing expenses. The policy of Northern Trust Investments, as trustee of the Collective Trust, is to discourage such trading. The International All Cap Equity Fund and the International Index Equity Fund have both adopted a specific excessive transfer restriction with respect to an Investor’s ability to make transfers into the International All Cap Equity Fund or the International Index Equity Fund. Under this restriction, Investors may make not more than one transfer into the International All Cap Equity Fund or the International Index Equity Fund within any 45 calendar day period. There are no restrictions on an Investor’s ability to make transfers out of the International All Cap Equity Fund or the International Index Equity Fund on any Business Day. The International All Cap Equity Fund and the International Index Equity Fund have adopted this restriction to reduce potential disruptions to such Fund that could potentially affect its investment performance. An Investor who is unable to make a transfer into the International All Cap Equity Fund or the International Index Equity Fund as a result of this restriction will not achieve the investment results, whether gain or loss, that would have been achieved if the transfer were implemented. The International All Cap Equity Fund, the International Index Equity Fund and their respective other Investors do not incur any gain or loss as a result of such inability of such Investor to make a transfer.

Stable Asset Return Fund. Effective on or about May 1, 2011, it is expected that direct transfers from the Stable Asset Return Fund to a Self-Managed Brokerage Account no longer will be permitted. There will continue to be no restrictions on transfers from the Stable Asset Return Fund to other Funds available under the Collective Trust, but the amount transferred from the Stable Asset Return Fund to any other Fund cannot be transferred from such Fund to a Self-Managed Brokerage Account until 90 days have passed since the date of such transfer. To the extent that an amount transferred from the Stable Asset Return Fund to another Fund is again transferred to another Fund, such amount cannot be transferred to a Self-Managed Brokerage Account until 90 days have passed since the date of the initial transfer from the Stable Asset Return Fund.

Northern Trust Investments, as trustee of the Collective Trust, reserves the right to take such additional actions with respect to excessive trading activity in the International All Cap Equity Fund, the International Index Equity Fund or other investment options, such as the rejection of transfer requests, as it may, in its discretion, deem appropriate and in the best interests of all Investors to curtail excessive trading. In addition, to discourage short-term trading, Northern Trust Investments may use fair value pricing in certain circumstances, as discussed under “Information With Respect to the Funds—Valuation of Units.”

Other Restrictions. Northern Trust Investments reserves the right to suspend withdrawals from or transfers to any Fund or transfer or withdrawals from the Balanced Fund and Northern Trust Investments and State Street Bank reserve the right to suspend withdrawals from or transfers to a Self-Managed Brokerage Account at any time during which any market or stock exchange on which a significant portion of the investments of a Fund, the Balanced Fund or a Self-Managed Brokerage Account are quoted is closed or during which dealings thereon are restricted or suspended. In addition, Northern Trust Investments reserves the right to suspend withdrawals or transfers to or from any Fund or transfer or withdrawals from the Balanced Fund at any time during which (a) there exists any state of affairs which, in the reasonable opinion of Northern Trust Investments, constitutes an emergency as a result of which disposition of the assets of a Fund or transfer or withdrawals from the Balanced Fund would not be reasonably practicable or would be seriously prejudicial to the holders of Units of a Fund or the Balanced Fund, (b) there has been a breakdown in the means of communication normally employed in determining the price or value of any of the investments of a Fund or the Balanced Fund, or of current prices on any stock exchange on which a significant portion of the direct or indirect investments of such Fund or the Balanced Fund are quoted, or when for any reason the prices or values of any investments owned by such Fund cannot reasonably be promptly and accurately ascertained, or (c) the transfer of funds involved in the realization or acquisition of any investment cannot, in the reasonable opinion of Northern Trust Investments, be effected at normal rates of exchange. In addition, Employer-initiated withdrawals from the Stable Asset Return Fund may be suspended or limited temporarily if, in the reasonable judgment of Northern Trust Investments, including by reliance on recommendations of Investment Advisors to the Stable Asset Return Fund, the amount of such withdrawals would have a material adverse effect on the remaining investors in the Fund.

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CHANGES TO DEDUCTIONS AND FEES

As described in the Prospectus, a fee is paid to each Investment Advisor with respect to the Managed Funds based on the value of the assets allocated to that Investment Advisor. These fees are accrued on a daily basis and paid monthly from the assets of the respective Managed Funds. Upon the completion of the reorganization of the line-up of Investment Advisors to the Stable Asset Return Fund, the annual fee paid by the Stable Asset Return Fund with respect to the provision of investment advisory services will change. The disclosure below is intended to replace the disclosure in the second paragraph appearing beneath the subcaption “Deductions and Fees—Investment Advisor Fees—Managed Funds” on page 131 of the Prospectus.

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Effective on or about December 8, 2010, the Stable Asset Return Fund is expected to pay its Investment Advisors aggregate advisory fees at the blended annual rate of 0.15% of the assets of the Fund. This advisory fee rate is calculated utilizing assets as of September 30, 2010 and fee rates and asset allocations as of December 8, 2010. From on or about July 1, 2010 to on or about December 7, 2010, the Stable Asset Return Fund paid its Investment Advisor a fee at the annual rate of ..05% of the assets of the Fund.

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Had the new advisory fees described in the preceding paragraph been in effect as of the date of the Prospectus, the “Total Fees” of the Stable Asset Return Fund as disclosed in the table appearing beneath the subcaption “Prospectus Summary—Summary of Deduction and Fees” on page 14 of the Prospectus would have been 0.968% on a pro forma basis, as compared to 0.868% as disclosed in the Prospectus.

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